Exhibit 15


August 24, 1998

FirstEnergy Corp.:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-3 relating to the registration of 72,604 shares of Common Stock, its Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, which include our reports dated May 13, 1998 and August 12, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP